Exhibit 99.1

Contact:	Dan Cox or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Fourth Fiscal Quarter 2024 and Fiscal Year 2024 Financial Results;
Announces Balance Sheet Restructuring

Vancouver, WA – April 25, 2024 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today announced that late in the fourth fiscal quarter of 2024 it strategically restructured a portion of its balance sheet by selling approximately $46.2 million of its investment securities portfolio and utilizing the proceeds totaling $43.5 million from the sale of these lower-yielding investment securities to repay higher-cost Federal Home Loan Bank of Des Moines (“FHLB”) advances. The total pre-tax loss of this transaction was $2.7 million, with a tax benefit of $655,000, resulting in an after-tax impact of $2.1 million, or $0.10 per diluted share impact to diluted earnings per share.
“Given the challenging interest rate environment, we believed it was prudent to take this opportunity to restructure the balance sheet as we look toward the future. Together these transactions will improve our future profitability by decreasing both our high-cost debt and our low-yielding assets,” stated Dan Cox, Chief Operating Officer, Acting President and Chief Executive Officer. “In addition to lowering our cost of funds, we anticipate future benefits will include an expanded net interest margin, an improved interest rate risk position, stronger performance metrics, and ultimately increased profitability and enhanced shareholder value. With this step, we have eliminated a drag on earnings that has obscured the true value and performance of our Company.”
Riverview determined that as of the quarter-ended March 31, 2024, there was potential liability resulting from pending litigation involving a former Riverview business client related to their real estate investments offered by a business owned by that client. Given the recent development of a proposed global settlement of the litigation, the Company recorded a $2.3 million expense that is recorded in other non-interest expense for the fourth fiscal quarter of 2024. This expense reflects Riverview’s estimate of litigation costs that exceeds the Company’s insurance coverage. The settlement of the litigation remains subject to approval by the court.
“While Riverview has defended itself vigorously and continues to believe there was no wrongdoing on the part of the Company, we feel that establishing a reserve is the best course of action given the uncertainties inherent in such complex litigation,” said Cox.
Including the effects of the investment portfolio restructuring and litigation charge, Riverview reported a net loss of $3.0 million, or $0.14 per diluted share, in the fourth fiscal quarter ended March 31, 2024. This compared to net income of $1.5 million, or $0.07 per diluted share, in the third fiscal quarter ended December 31, 2023, and $3.0 million, or $0.14 per diluted share, in the fourth fiscal quarter a year ago. For fiscal 2024, net income was $3.8 million, or $0.18 per diluted share, compared to $18.1 million, or $0.83 per diluted share in fiscal 2023.
Fourth Quarter Highlights (at or for the period ended March 31, 2024)

•	Completed balance sheet restructuring transactions.
•	Net interest income was $8.6 million for the quarter, compared to $9.3 million in the preceding quarter and $11.8 million in the fourth fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.32% for the quarter, compared to 2.49% in the preceding quarter and 3.16% for the year ago quarter.

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

•	Asset quality remained pristine, with non-performing assets at $178,000, or 0.01% of total assets at March 31, 2024.
•	Riverview recorded no provision for credit losses during the current quarter, or the preceding quarter, and recorded a $750 provision for credit losses in the year ago quarter.
•	The allowance for credit losses was $15.4 million, or 1.50% of total loans.
•	Total loans were $1.02 billion at March 31, 2024, and December 31, 2023, and $1.01 billion at March 31, 2023.
•	Total deposits were $1.23 billion, compared to $1.22 billion three months earlier and $1.27 billion a year earlier.
•
Riverview bolstered its liquidity position and has approximately $495.7 million in available liquidity at March 31, 2024, including $211.2 million of borrowing capacity from the FHLB and $284.5 million from the Federal Reserve Bank of San Francisco (“FRB”). At March 31, 2024, the Bank had $88.3 million in outstanding FHLB borrowings.

•	The uninsured deposit ratio was 24.1% at March 31, 2024.
•	Total risk-based capital ratio was 16.32% and Tier 1 leverage ratio was 10.29%.
•	Paid a quarterly cash dividend during the quarter of $0.06 per share.
•
The Company has contracted with an executive search firm specializing in community banks to conduct a nationwide search to assist in selecting a permanent President/CEO. It is anticipated a permanent President/CEO will be identified over the course of the next three to six months.

Income Statement Review
Riverview’s net interest income was $8.6 million in the current quarter, compared to $9.3 million in the preceding quarter, and $11.8 million in the fourth fiscal quarter a year ago. The decrease in net interest income compared to the prior quarter was driven primarily by an increase in interest expense on deposits and borrowings due to higher interest rates. In fiscal 2024, net interest income was $38.1 million compared to $51.6 million in fiscal 2023.
Riverview’s NIM was 2.32% for the fourth quarter of fiscal 2024, a 17 basis-point decrease compared to 2.49% in the preceding quarter and an 84 basis-point decrease compared to 3.16% in the fourth quarter of fiscal 2023. “The ‘higher for longer’ interest rate environment continued to have an impact on our NIM during the current quarter, compared to the prior quarter and year ago quarter, as a result of increased interest expense, due to higher rates on our deposit products, and the interest expense related to our borrowings,” said David Lam, EVP and Chief Financial Officer. In fiscal 2024, NIM was 2.56% compared to 3.26% in fiscal 2023.
Investment securities decreased $56.4 million during the quarter to $372.7 million at March 31, 2024, compared to $429.1 million at December 31, 2023, and decreased $82.6 million compared to $455.3 million at March 31, 2023. The average securities balances for the quarters ended March 31, 2024, December 31, 2023, and March 31, 2023, were $444.1 million, $458.0 million, and $483.3 million, respectively. The weighted average yields on securities balances for those same periods were 2.02%, 2.01%, and 2.07%, respectively. Going forward, following the investment sale, the weighted average yield on the securities balance is approximately 1.95%. The duration of the investment portfolio at March 31, 2024, was approximately 5.2 years. The anticipated investment cashflows over the next twelve months is approximately $55.4 million.
Riverview’s yield on loans improved to 4.63% during the fourth fiscal quarter, compared to 4.56% in the preceding quarter, and 4.50% in the fourth fiscal quarter a year ago. While loan yields improved during the current quarter, they remain under pressure due to the concentration of fixed-rate loans in the Company’s portfolio. Deposit costs increased to 1.00% during the fourth fiscal quarter compared to 0.68% in the preceding quarter, and 0.19% in the fourth fiscal quarter a year ago.
Non-interest income decreased to $494,000 during the fourth fiscal quarter compared to $3.1 million in the preceding quarter and $3.0 million in the fourth fiscal quarter of 2023. The decrease during the fourth fiscal quarter was primarily due to the $2.7 million loss on sale of investment securities resulting from the previously mentioned balance sheet restructuring. Excluding the securities loss, non-interest income for the fourth fiscal quarter of 2024 would have been $3.2

RVSB Fourth Quarter 2024 Results
April 25, 2024

million. Lower fees and service charges from a decrease in fintech referral partnership income was more than offset by higher asset management fees during the current quarter. In fiscal 2024, non-interest income was $10.2 million compared to $12.2 million in fiscal 2023.
Asset management fees were $1.4 million during the fourth fiscal quarter, compared to $1.3 million in both the preceding quarter, and in the fourth fiscal quarter a year ago. In fiscal 2024, asset management fees increased 12.5% to $5.3 million, compared to $4.7 million in fiscal 2023. Riverview Trust Company’s assets under management were $961.8 million at March 31, 2024, compared to $942.4 million at December 31, 2023, and $890.6 million at March 31, 2023.
Non-interest expense was $13.1 million during the fourth quarter, compared to $10.6 million in the preceding quarter and $10.0 million in the fourth fiscal quarter a year ago. Other expenses included the previously mentioned $2.3 million litigation expense incurred during the current quarter. Salary and employee benefits were up during the current quarter compared to the preceding quarter, as a result of the full quarterly impact of salary increases, higher health insurance costs and higher payroll taxes. Occupancy and depreciation costs increased during the quarter due to updates and modernization of Riverview’s facilities. The efficiency ratio was 144.9% for the fourth fiscal quarter, and 91.8% excluding the securities loss and litigation. This compared to 85.2% in the preceding quarter and 67.3% in the fourth fiscal quarter a year ago. In fiscal 2024, non-interest expense was $43.7 million compared to $39.4 million in fiscal 2023.
Riverview’s effective tax rate for the fourth quarter of fiscal 2024 was (27.0)%, compared to 20.6% for the preceding quarter and 27.0% for the year ago quarter.

Balance Sheet Review
“Quarterly loan growth has moderated, as we remain selective with the loans we are putting on the balance sheet while placing an emphasis on credit quality,” said Lam. Total loans increased $5.8 million during the quarter to $1.02 billion at March 31, 2024, compared to three months earlier and increased $15.2 million compared to $1.01 billion a year earlier. Riverview’s loan pipeline was $18.4 million at March 31, 2024, compared to $29.3 million at the end of the prior quarter. New loan originations during the quarter totaled $12.7 million, compared to $51.3 million in the preceding quarter and $20.8 million in the fourth quarter a year ago.
Undisbursed construction loans totaled $58.3 million at March 31, 2024, compared to $63.1 million at December 31, 2023, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $16.4 million at March 31, 2024, compared to $20.7 million at December 31, 2023. Revolving commercial business loan commitments totaled $50.4 million at March 31, 2024 and December 31, 2023. Utilization on these loans totaled 14.61% at March 31, 2024, compared to 11.27% at December 31, 2023. The weighted average rate on loan originations during the quarter was 8.41% compared to 7.14% in the preceding quarter.
The office building loan portfolio totaled $114.7 million at March 31, 2024, compared to $115.6 million at December 31, 2023. The average loan balance of the office building loan portfolio was $1.5 million with an average loan-to-value ratio of 55.0% and an average debt service coverage ratio of 1.95%.
Total deposits increased $12.8 million during the quarter to $1.23 billion at March 31, 2024, compared to $1.22 billion at December 31, 2023, and decreased $33.5 million compared to $1.27 billion a year ago. The increase during the current quarter was in large part due to moving some trust company deposits back to the bank. Excluding this, deposit balances were essentially flat during the quarter, as customers continue to use up deposit balances instead of borrowing due to the higher interest rate environment.
Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 51.9% at March 31, 2024, compared to 51.1% at December 31, 2023 and 52.1% at March 31, 2023.

RVSB Fourth Quarter 2024 Results
April 25, 2024

FHLB advances decreased $68.8 million during the quarter to $88.3 million at March 31, 2024, as proceeds from the securities sale were used to pay down borrowings. FHLB advances were $157.1 million at December 31, 2023, and $123.8 million a year earlier. These FHLB advances were utilized to partially offset the decrease in deposit balances and to fund the increase in loans receivable.
Shareholders’ equity was $155.6 million at March 31, 2024, compared to $158.5 million three months earlier and $155.2 million one year earlier. Tangible book value per share (non-GAAP) was $6.07 at March 31, 2024, compared to $6.21 at December 31, 2023, and $6.02 at March 31, 2023. Riverview paid a quarterly cash dividend of $0.06 per share on April 22, 2024, to shareholders of record on April 11, 2024.
Credit Quality
In accordance with changes in generally accepted accounting principles, Riverview adopted the new credit loss accounting standard known as Current Expected Credit Loss (“CECL”) on April 1, 2023. Under CECL, the ACL is based on expected credit losses rather than on incurred losses. Adoption of CECL, which includes the ACL and allowance for unfunded loan commitments, resulted in a cumulative effect after-tax adjustment to stockholders’ equity as of April 1, 2023, of $53,000, which had no impact on earnings.
Asset quality remained strong, with non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP), at $173,000 or 0.02% of total loans as of March 31, 2024, compared to $186,000, or 0.02% of total loans at December 31, 2023, and $265,000, or 0.03% of total loans at March 31, 2023. There was one non-performing government guaranteed loan totaling $5,000 at March 31, 2024 and no non-performing government guaranteed loans at December 31, 2023. At March 31, 2023, including government guaranteed loans, non-performing assets were $1.9 million, or 0.12% of total assets. Previously, there were non-performing government guaranteed loans where payments had been delayed due to the servicing transfer of these loans between two third-party servicers and the service transfer has been completed.
Riverview recorded net loan recoveries of $3,000 during the fourth fiscal quarter. This compared to net loan recoveries of $15,000 for the preceding quarter. Riverview recorded no provision for credit losses for the fourth fiscal quarter, or for the preceding quarter.
Classified assets were $723,000 at March 31, 2024, compared to $215,000 at December 31, 2023, and $2.6 million at March 31, 2023. The classified asset to total capital ratio was 0.1% at March 31, 2024, and at December 31, 2023, compared to 1.5% a year earlier. Criticized assets were $36.7 million at March 31, 2024, compared to $37.2 million at December 31, 2023, and $19.1 million at March 31, 2023. The increase in criticized assets compared to a year ago was mainly due to one relationship downgrade in the preceding quarter which has plans in place to pay off outstanding loans or meet certain loan covenants. The Company does not believe this is a systemic credit issue.
The allowance for credit losses was $15.4 million at March 31, 2024, which was unchanged compared to December 31, 2023, and an increase compared to $15.3 million one year earlier. The allowance for credit losses represented 1.50% of total loans at March 31, 2024, compared to 1.51% at December 31, 2023, and 1.52% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.58% at March 31, 2024, compared to 1.59% at December 31, 2023, and 1.61% a year earlier.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.32% and a Tier 1 leverage ratio of 10.29% at March 31, 2024. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.58% at March 31, 2024.

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.
Tangible shareholders' equity to tangible assets and tangible book value per share:
(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023

Shareholders' equity (GAAP)	$155,588	$158,472	$155,239
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(271)	(298)	(379)
Tangible shareholders' equity (non-GAAP)	$128,241	$131,098	$127,784

Total assets (GAAP)	$1,521,529	$1,590,623	$1,589,712
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(271)	(298)	(379)
Tangible assets (non-GAAP)	$1,494,182	$1,563,249	$1,562,257

Shareholders' equity to total assets (GAAP)	10.23%	9.96%	9.77%

Tangible common equity to tangible assets (non-GAAP)	8.58%	8.39%	8.18%

Shares outstanding	21,111,043	21,111,043	21,221,960

Book value per share (GAAP)	7.37	7.51	7.32

Tangible book value per share (non-GAAP)	6.07	6.21	6.02

Pre-tax, pre-provision income

	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	March 31, 2024	March 31, 2023

Net income (loss) (GAAP)	$(2,968)	$1,452	$2,983	$3,799	$18,069
Include: Provision (credit) for income taxes	(1,095)	377	1,102	802	5,610
Include: Provision for credit losses	-	-	750	-	750
Pre-tax, pre-provision income (loss) (non-GAAP)	$(4,063)	$1,829	$4,835	$4,601	$24,429

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

Net income (loss) and earnings (loss) per share excluding securities restructure and litigation expense

	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	March 31, 2024	March 31, 2023

Net income (loss) (GAAP)	$(2,968)	$1,452	$2,983	$3,799	$18,069
Exclude impact of securities loss restructure, net of tax	2,074	-	-	2,074	-
Exclude impact of litigation expense, net of tax	1,748	-	-	1,748	-
Net income excluding securities restructure and litigation expense (non-GAAP)	$854	$1,452	$2,983	$7,621	$18,069

Basic earnings (loss) per share (GAAP)	$(0.14)	$0.07	$0.14	$0.18	$0.84
Exclude impact of securities loss restructure, net of tax	0.10	-	-	0.10	-
Exclude impact of litigation expense, net of tax	0.08	-	-	0.08	-
Basic earnings per share excluding securities restructure and litigation expense (GAAP)	$0.04	$0.07	$0.14	$0.36	$0.84

Diluted earnings (loss) per share (GAAP)	$(0.14)	$0.07	$0.14	$0.18	$0.83
Exclude impact of securities loss restructure, net of tax	0.10	-	-	0.10	-
Exclude impact of litigation expense, net of tax	0.08	-	-	0.08	-
Diluted earnings per share excluding securities restructure and litigation expense (GAAP)	$0.04	$0.07	$0.14	$0.36	$0.83

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023

Allowance for credit losses	$15,364	$15,361	$15,309

Loans receivable (GAAP)	$1,024,013	$1,018,199	$1,008,856
Exclude: Government Guaranteed loans	(51,013)	(51,809)	(55,488)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$973,000	$966,390	$953,368

Allowance for credit losses to loans receivable (GAAP)	1.50%	1.51%	1.52%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.58%	1.59%	1.61%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023

Non-performing loans (GAAP)	$178	$186	$1,852
Less: Non-performing Government Guaranteed loans	(5)	-	(1,587)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$173	$186	$265

Non-performing loans to total loans (GAAP)	0.02%	0.02%	0.18%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.02%	0.03%

Non-performing loans to total assets (GAAP)	0.01%	0.01%	0.12%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.01%	0.02%

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.52 billion at March 31, 2024, it is the parent company of the 100-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 10 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
ASSETS

Cash (including interest-earning accounts of $12,164, $23,717,	$23,642	$37,553	$22,044
and $10,397)
Certificate of deposits held for investment	-	-	249
Investment securities:
Available for sale, at estimated fair value	143,196	196,461	211,499
Held to maturity, at amortized cost	229,510	232,659	243,843
Loans receivable (net of allowance for credit losses of $15,364,
$15,361 and $15,309)	1,008,649	1,002,838	993,547
Prepaid expenses and other assets	14,469	14,486	15,950
Accrued interest receivable	4,415	5,248	4,790
Federal Home Loan Bank stock, at cost	4,927	8,026	6,867
Premises and equipment, net	21,718	22,270	20,119
Financing lease right-of-use assets	1,202	1,221	1,278
Deferred income taxes, net	9,778	10,033	10,286
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	271	298	379
Bank owned life insurance	32,676	32,454	31,785

TOTAL ASSETS	$1,521,529	$1,590,623	$1,589,712

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,231,679	$1,218,892	$1,265,217
Accrued expenses and other liabilities	16,205	26,740	15,730
Advance payments by borrowers for taxes and insurance	581	299	625
Junior subordinated debentures	27,004	26,982	26,918
Federal Home Loan Bank advances	88,304	157,054	123,754
Finance lease liability	2,168	2,184	2,229
Total liabilities	1,365,941	1,432,151	1,434,473

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2024 – 21,111,043 issued and outstanding;
December 31, 2023 – 21,111,043 issued and outstanding;	211	211	212
March 31, 2023 – 21,221,960 issued and outstanding;
Additional paid-in capital	55,005	54,982	55,511
Retained earnings	116,499	120,734	117,826
Accumulated other comprehensive loss	(16,127)	(17,455)	(18,310)
Total shareholders’ equity	155,588	158,472	155,239

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,521,529	$1,590,623	$1,589,712

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2024	Dec. 31, 2023	March 31, 2023	March 31, 2024	March 31, 2023
INTEREST INCOME:
Interest and fees on loans receivable	$11,743	$11,645	$11,248	$46,031	$44,744
Interest on investment securities - taxable	2,145	2,231	2,381	8,971	8,784
Interest on investment securities - nontaxable	65	65	65	261	262
Other interest and dividends	338	331	247	1,292	1,876
Total interest and dividend income	14,291	14,272	13,941	56,555	55,666

INTEREST EXPENSE:
Interest on deposits	3,021	2,059	605	8,285	1,502
Interest on borrowings	2,718	2,889	1,522	10,184	2,558
Total interest expense	5,739	4,948	2,127	18,469	4,060
Net interest income	8,552	9,324	11,814	38,086	51,606
Provision for credit losses	-	-	750	-	750

Net interest income after provision for credit losses	8,552	9,324	11,064	38,086	50,856

NON-INTEREST INCOME:
Fees and service charges	1,398	1,533	1,459	6,269	6,362
Asset management fees	1,408	1,266	1,275	5,328	4,734
Bank owned life insurance ("BOLI")	222	211	195	891	821
Loss on sale of investment securities	(2,729)	-	-	(2,729)	-
Other, net	195	46	42	483	277
Total non-interest income, net	494	3,056	2,971	10,242	12,194

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,225	6,091	6,163	24,204	23,982
Occupancy and depreciation	1,942	1,698	1,571	6,872	6,171
Data processing	686	712	538	2,782	2,722
Amortization of core deposit intangible	27	27	29	108	116
Advertising and marketing	326	282	229	1,276	923
FDIC insurance premium	178	178	183	708	534
State and local taxes	196	355	263	1,010	896
Telecommunications	50	56	51	211	204
Professional fees	414	353	277	1,375	1,201
Other	3,065	799	646	5,181	2,622
Total non-interest expense	13,109	10,551	9,950	43,727	39,371

INCOME (LOSS) BEFORE INCOME TAXES	(4,063)	1,829	4,085	4,601	23,679
PROVISION (CREDIT) FOR INCOME TAXES	(1,095)	377	1,102	802	5,610
NET INCOME (LOSS)	$(2,968)	$1,452	$2,983	$3,799	$18,069

Earnings (loss) per common share:
Basic	$(0.14)	$0.07	$0.14	$0.18	$0.84
Diluted	$(0.14)	$0.07	$0.14	$0.18	$0.83
Weighted average number of common shares outstanding:
Basic	21,111,043	21,113,464	21,391,759	21,137,976	21,637,526
Diluted	21,111,043	21,113,464	21,400,278	21,139,322	21,646,101

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2024	Dec. 31, 2023	March 31, 2023	March 31, 2024	March 31, 2023
AVERAGE BALANCES
Average interest–earning assets	$1,484,628	$1,494,341	$1,518,641	$1,492,002	$1,583,831
Average interest-bearing liabilities	1,047,712	1,028,817	991,470	1,028,042	1,015,936
Net average earning assets	436,916	465,524	527,171	463,960	567,895
Average loans	1,020,457	1,015,741	1,012,975	1,011,420	1,007,045
Average deposits	1,210,818	1,209,524	1,315,519	1,229,011	1,445,775
Average equity	158,776	153,901	155,146	156,137	154,241
Average tangible equity (non-GAAP)	131,413	126,511	127,673	128,733	126,727

ASSET QUALITY	March 31, 2024	Dec. 31, 2023	March 31, 2023

Non-performing loans	$178	$186	$1,852
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	173	186	265
Non-performing loans to total loans	0.02%	0.02%	0.18%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.02%	0.02%	0.03%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$178	$186	$1,852
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	173	186	265
Non-performing assets to total assets	0.01%	0.01%	0.12%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.02%
Net loan charge-offs (recoveries) in the quarter	$(3)	$(15)	$(1)
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	(0.01)%	0.00%

Allowance for credit losses	$15,364	$15,361	$15,309
Average interest-earning assets to average
interest-bearing liabilities	141.70%	145.25%	153.17%
Allowance for credit losses to
non-performing loans	8631.46%	8258.60%	826.62%
Allowance for credit losses to total loans	1.50%	1.51%	1.52%
Shareholders’ equity to assets	10.23%	9.96%	9.77%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.32%	16.67%	16.94%
Tier 1 capital (to risk weighted assets)	15.06%	15.42%	15.69%
Common equity tier 1 (to risk weighted assets)	15.06%	15.42%	15.69%
Tier 1 capital (to average tangible assets)	10.29%	10.53%	10.47%
Tangible common equity (to average tangible assets) (non-GAAP)	8.58%	8.39%	8.18%

DEPOSIT MIX	March 31, 2024	Dec. 31, 2023	March 31, 2023

Interest checking	$289,824	$272,019	$254,522
Regular savings	192,638	199,911	255,147
Money market deposit accounts	209,164	225,727	221,778
Non-interest checking	349,081	350,744	404,937
Certificates of deposit	190,972	170,491	128,833
Total deposits	$1,231,679	$1,218,892	$1,265,217

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2024	(Dollars in thousands)
Commercial business	$229,404	$-	$-	$229,404
Commercial construction	-	-	20,388	20,388
Office buildings	-	114,714	-	114,714
Warehouse/industrial	-	106,649	-	106,649
Retail/shopping centers/strip malls	-	89,448	-	89,448
Assisted living facilities	-	378	-	378
Single purpose facilities	-	272,313	-	272,313
Land	-	5,692	-	5,692
Multi-family	-	70,771	-	70,771
One-to-four family construction	-	-	16,150	16,150
Total	$229,404	$659,965	$36,538	$925,907

March 31, 2023	(Dollars in thousands)
Commercial business	$232,868	$-	$-	$232,868
Commercial construction	-	-	29,565	29,565
Office buildings	-	117,045	-	117,045
Warehouse/industrial	-	106,693	-	106,693
Retail/shopping centers/strip malls	-	82,700	-	82,700
Assisted living facilities	-	396	-	396
Single purpose facilities	-	257,662	-	257,662
Land	-	6,437	-	6,437
Multi-family	-	55,836	-	55,836
One-to-four family construction	-	-	18,197	18,197
Total	$232,868	$626,769	$47,762	$907,399

LOAN MIX	March 31, 2024	Dec. 31, 2023	March 31, 2023
Commercial and construction	(Dollars in thousands)
Commercial business	$229,404	$229,249	$232,868
Other real estate mortgage	659,965	648,782	626,769
Real estate construction	36,538	42,167	47,762
Total commercial and construction	925,907	920,198	907,399
Consumer
Real estate one-to-four family	96,366	96,266	99,673
Other installment	1,740	1,735	1,784
Total consumer	98,106	98,001	101,457

Total loans	1,024,013	1,018,199	1,008,856

Less:
Allowance for credit losses	15,364	15,361	15,309
Loans receivable, net	$1,008,649	$1,002,838	$993,547

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
March 31, 2024	(Dollars in thousands)
Commercial business	$58	$-	$58
Commercial real estate	79	-	79
Consumer	36	-	36
Government Guaranteed Loans	-	5	5
Total non-performing assets	$173	$5	$178

RVSB Fourth Fiscal Quarter 2024 Results
April 25, 2024

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2024	Dec. 31, 2023	March 31, 2023	March 31, 2024	March 31, 2023

Efficiency ratio (4)	144.91%	85.23%	67.30%	90.48%	61.71%
Coverage ratio (6)	65.24%	88.37%	118.73%	87.10%	131.08%
Return on average assets (1)	(0.76)%	0.37%	0.76%	0.24%	1.08%
Return on average equity (1)	(7.52)%	3.75%	7.80%	2.43%	11.71%
Return on average tangible equity (1) (non-GAAP)	(9.08)%	4.57%	9.48%	2.95%	14.26%

NET INTEREST SPREAD
Yield on loans	4.63%	4.56%	4.50%	4.55%	4.44%
Yield on investment securities	2.02%	2.01%	2.07%	2.02%	1.93%
Total yield on interest-earning assets	3.88%	3.81%	3.73%	3.80%	3.52%

Cost of interest-bearing deposits	1.41%	0.98%	0.28%	0.97%	0.16%
Cost of FHLB advances and other borrowings	5.87%	5.83%	5.46%	5.80%	5.10%
Total cost of interest-bearing liabilities	2.20%	1.91%	0.87%	1.80%	0.40%

Spread (7)	1.68%	1.90%	2.86%	2.00%	3.12%
Net interest margin	2.32%	2.49%	3.16%	2.56%	3.26%

PER SHARE DATA
Basic earnings (loss) per share (2)	$(0.14)	$0.07	$0.14	$0.18	$0.84
Diluted earnings (loss) per share (3)	(0.14)	0.07	0.14	0.18	0.83
Book value per share (5)	7.37	7.51	7.32	7.37	7.32
Tangible book value per share (5) (non-GAAP)	6.07	6.21	6.02	6.07	6.02
Market price per share:
High for the period	$6.40	$6.48	$7.90	$6.48	$7.96
Low for the period	4.53	5.35	5.25	4.17	5.25
Close for period end	4.72	6.40	5.34	4.72	5.34
Cash dividends declared per share	0.0600	0.0600	0.0600	0.2400	0.2400

Average number of shares outstanding:
Basic (2)	21,111,043	21,113,464	21,391,759	21,137,976	21,637,526
Diluted (3)	21,111,043	21,113,464	21,400,278	21,139,322	21,646,101

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.